UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2017

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-32743

Texas	74-1492779
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

12377 Merit Drive Suite 1700 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

(214) 368-2084

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for

complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2017, EXCO Resources, Inc. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with Energy Strategic Advisory Services LLC (“ESAS”), dated as of November 9, 2017, pursuant to which, among other things:

(i) the Company’s Services and Investment Agreement with ESAS, dated as of March 31, 2015 (as the same has been amended from time to time, the “Services and Investment Agreement”), was suspended such that, during the suspension period and subject to the terms and conditions of the Letter Agreement: (a) ESAS is not required to provide any services to the Company pursuant to the Services and Investment Agreement, (b) the Company is not required to make any payments under the Services and Investment Agreement to ESAS with respect to the suspension period and (c) ESAS does not have the right to nominate a member to the Company’s Board of Directors (the “Board”) pursuant to the terms of the Letter Agreement Regarding Nomination of Designee to the Board of Directors of EXCO, dated as of September 8, 2015, by and between the Company and ESAS;

(ii) ESAS indicated that C. John Wilder, Jr., a member of the Board and an affiliate of ESAS, intended to resign from the Board and as Executive Chairman of the Board; and

(iii) the warrants issued by the Company to ESAS, each dated as of March 31, 2015 (the “2015 ESAS Warrants”), which represented the right to purchase up to an aggregate of 5,333,335 common shares, subject to the satisfaction of certain performance criteria, at exercise prices ranging from $41.25 per share to $150.00 per share, were forfeited and cancelled and the Company has no further obligations under the 2015 ESAS Warrants.

The suspension period will end upon the Company providing written notice to ESAS that the Company elects to have ESAS recommence services under the Services and Investment Agreement or upon the occurrence of certain other events specified in the Letter Agreement.

ESAS is a wholly owned subsidiary of an affiliate of Bluescape Resources Company LLC (“Bluescape”), and Mr. Wilder serves as the Executive Chairman of Bluescape and indirectly controls ESAS. As of September 30, 2017, ESAS was the beneficial owner of approximately 24.1% of the Company’s outstanding common shares, including common shares issuable upon the exercise of warrants issued in March 2017 that will not be cancelled or otherwise impacted by the Letter Agreement. As of September 30, 2017, ESAS was also the holder of approximately $74.0 million in aggregate principal amount of the Company’s Senior Secured 1.5 Lien Notes due March 20, 2022 and $49.7 million in aggregate principal amount of the Company’s Senior Secured 1.75 Lien Term Loans due October 26, 2020.

Item 1.02	Termination of a Material Definitive Agreement.

To the extent required by this Item 1.02, the information set forth under Item 1.01 of this Current Report on Form 8-K concerning the termination of the 2015 ESAS Warrants is incorporated by reference herein.

Section 3 – Securities and Trading Markets

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by this Item 3.03, the information set forth under Item 1.01 of this Current Report on Form 8-K concerning the termination of the 2015 ESAS Warrants is incorporated by reference herein.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2017, Mr. Wilder delivered a letter to the Company pursuant to which he resigned from his position as a member of the Board and as Executive Chairman of the Board, in each case effective as of November 9, 2017. At the time of his resignation, Mr. Wilder was not a member of any committee of the Board. Mr. Wilder’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On November 9, 2017, the Company issued a press release announcing the resignation of Mr. Wilder and the entry into the Letter Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 (including the information in Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated November 9, 2017, issued by EXCO Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: November 9, 2017	By:	/s/ Heather Lamparter
	Name:	Heather Lamparter
	Title:	Vice President, General Counsel and Secretary